Customer No.________________		Attachments to Loan Agreement
Loan No. ___________________		Information Schedule
Attachment 1 – Collateral Description
☐	Term Loan	Attachment 2 – Conditions to Closing
Attachment 2A – Additional Conditions
☐	Non-Revolving Line of Credit	Attachment 3 – Financial Reports
Attachment 4 – Insurance Requirements
☒	Revolving Line of Credit	Attachment 5 – Additional Covenants

RBC Centura	LOAN AGREEMENT (Secured)

THIS LOAN AGREEMENT  (“Loan Agreement”), entered into effective as of the date stated in the Loan Agreement Supplement and Information Schedule (“Information Schedule”), by and between the person identified in the Information Schedule as the Borrower (whether one or more, “Borrower”) and RBC CENTURA BANK, a North Carolina banking corporation (“Bank”).

A.	Borrower has applied to Bank for a loan or loans as described below (whether one or more, “Loan”).

B.	Borrower will use the proceeds of the Loan for the purposes described on the Information Schedule.

C.	Bank is willing to make the Loan based on the terms and conditions set forth in this Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

Article I.  Definitions.

Section 1.1.  Definitions.  For the purposes hereof:

          (a)  “Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors, executives, managers, members or partners;

(b) “Collateral” shall have the meaning set forth in Article III;

          (c)  “Contractual Obligation” means as to any person, any provision of any security issued by such person, or of any agreement, instrument or undertaking to which such person is a party or by which it or any of its property is now or hereinafter bound, whether such Contractual Obligation is verbal, written or electronic, direct or indirect, fixed or contingent;

          (d)  “Closing” means the date of funding of the Term Loan or the date of the first disbursement on either the Non-Revolving Line of Credit or the Revolving Line of Credit, as applicable hereunder, which may occur on a date different than the Closing Date;

(e) “Closing Date” means the date as of which this Loan Agreement is executed by Borrower and Bank;

(f) “Commitment” means Bank’s commitment letter to Borrower described on the Information Schedule;

(g) “Default Condition” means the occurrence or existence of an event or condition which, upon the giving of notice or the passage of time, or both, would constitute an Event of Default;

          (h)  “Draw Request” means a written request by Borrower for a disbursement of proceeds by Bank under the Non-Revolving Line of Credit or the Revolving Line of Credit, such request to be in a form and containing such information and certifications as Bank may reasonably deem necessary or appropriate to document and determine the propriety of the request for a disbursement;

(i) “Event of Default” means an Event of Default as defined in Article X;

          (j)  “Financing Statements” means the UCC financing statements filed in order to perfect Bank’s lien on certain personal property and fixtures as more particularly described therein and includes initial statements, continuation statements, amendment statements and all other statements permitted under the UCC;

          (k)  “GAAP” means generally accepted accounting principles and practices in effect from time to time which are consistent with the principles and practices promulgated or adopted by the American Financial Accounting Standards Board and its predecessors or successors;

          (l)  “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

          (m)  “Indebtedness” means with respect to any person, all indebtedness, obligations and liabilities of such person for money borrowed, all indebtedness of such person for the acquisition of property, all indebtedness secured by any lien on the property of such person whether or not such indebtedness is the personal obligation of such person, all liability of such person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business), all contingent obligations, (other than endorsement for collection in the ordinary course of business), all capitalized leases, all synthetic leases, and all other items which in accordance with GAAP are classified as liabilities on a balance sheet, provided, however, Indebtedness shall not include any consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending)(12 CFR 226 et. seq.);

          (n)  “Knowledge” or “to best of knowledge” are synonymous and means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at Closing by a prudent business person under substantially similar circumstance after reasonable investigation, and with respect to Borrower means the knowledge of (1) the person executing this Loan Agreement on behalf of Borrower, (2) any person executing any certification on behalf of Borrower that is being delivered to or given to Bank in connection with the Loan and (3) any person employed by Borrower who is primarily responsible for the matter for which the representation, warranty or certification at issue is being given to Bank by Borrower where such representation, warranty or certification is limited to knowledge;

          (o)  “Loan” refers to the loan or loans made pursuant to this Loan Agreement and evidenced by the Note, and, (1) as stated on the Information Schedule can include one or more of a Term Loan, a Non-Revolving Line of Credit or a Revolving Line of Credit and (2) if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the loans, as the context so requires;

(p) “Loan Agreement” means this Loan Agreement, as amended, supplemented, modified, extended and restated from time to time;

(q) “Loan Amount” means the loan amounts stated on the Information Schedule for each of the Term Loan, the Non-Revolving Line of Credit and the Revolving Line of Credit, as applicable;

          (r)  “Loan Documents” means the Commitment, this Loan Agreement, the Note and any other instruments, documents, statements and agreements evidencing or securing the Loan (as amended, supplemented, modified, extended and restated from time to time), which may include, without limitation, deeds to secure debts, security deeds, mortgages, deeds of trust, assignments, security agreements, pledge agreements, guaranty agreements, control agreements and financing statements;

          (s)  “Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (ii) the ability of Borrower to repay the Loan Amount or otherwise perform its obligations under the Loan Documents as and when required thereunder.

          (t)  “Non-Revolving Line of Credit” means and refers to a loan under which the proceeds are advanced from time to time over a period of time up to the Loan Amount for the Non-Revolving Line of Credit but may not be reborrowed once repaid, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Non-Revolving Line of Credit and references in this Loan Agreement to the Non-Revolving Line of Credit shall be to such Loan;

          (u)  “Note” means the promissory note or promissory notes of Borrower in favor of Bank evidencing the Loan, together with any amendments, modifications, extensions, renewals, substitutions and replacements thereto or therefor, and (1) unless otherwise specifically provided in this Loan Agreement and to the extent applicable, the Term Loan, the Non-Revolving Line of Credit and the Revolving Line of Credit shall each be evidenced by a separate promissory note identified on the Information Schedule and (2) if more than one loan is made pursuant to this Loan Agreement, the term can reference one, any combination of, or all of the promissory notes, as the context so requires;

          (v)  “Organization” means and includes any of the following – a Registered Organization, a Government Authority, a business trust, an estate, a trust, a partnership or association, two or more persons having a joint or common interest, and any other legal or commercial entity;

          (w)  “Permitted Encumbrances” means the following: (1) liens, security interests, encumbrances, easements and other matters existing on the Closing Date and listed on Attachment 1 as exceptions to the title to the Collateral (all of which must be approved by Bank prior to Closing) or arising under this Agreement or the other Loan Documents; (2) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (for which adequate reserves with respect thereto are maintained in accordance with GAAP); (3) purchase money liens not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment; (4) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (1) through (3) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (5) liens arising by operation of law (e.g., materialmen’s liens) which are not, in the aggregate, material in amount and which do not result in any foreclosure or similar proceeding against any Collateral and (6) all rights and licenses granted to third parties by Borrower with respect to its assets in the ordinary course of business;

          (x)  “Permitted Indebtedness” means the following: (1) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Documents; (2) Indebtedness existing on the Closing Date and listed on Attachment 1 (all of which must be approved by Bank prior to Closing); (3) any debt incurred by Borrower where Bank is not the lender and such indebtedness is fully postponsed and subordinated subordinated to the Indebtedness owing by Borrower to Bank on terms acceptable to Bank; (4) Short-term unsecured trade credit incurred by Borrower in the ordinary course of business to maintain or acquire (i) normal levels of equipment, inventory and supplies, and (ii) maintenance and service contracts for services necessary or appropriate to Borrower and (5) Indebtedness of Borrower secured by Permitted Encumbrances.

          (y)  “Registered Organization” means an Organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the Organization to have been organized;

(z) “Related Person” shall have the meaning set forth in Section 8.7;

          (aa)  “Requirement of Law” means as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule, regulation, ordinance, determination of an arbitrator, order of a court and determination, advisory opinion, order, guideline, finding or requirement of any other Governmental Authority, in each case applicable to and binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually or jointly with another person or persons;

          (bb)  “Revolving Line of Credit” means and refers to a loan under which loan proceeds may be borrowed, repaid, reborrowed and repaid from time to time so long as the maximum amount outstanding at any time does not exceed the Loan Amount for the Revolving Line of Credit, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Revolving Line of Credit and references in this Loan Agreement to the Revolving Line of Credit shall be to such Loan;

          (cc)  “Subsidiary” means any Registered Organization or other Organization (1) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more Subsidiaries of Borrower, or Borrower and one or more Subsidiaries of Borrower.

          (dd)  “Term Loan” means and refers to a loan under which all of the proceeds thereof are advanced at one time at Closing with the Borrower not having any right to reborrow once paid, and under this Loan Agreement, if so indicated on the Information Schedule or so stated in the Note, the Loan includes a Term Loan and references in this Loan Agreement to the Term Loan shall be to such Loan.

Section 1.2.  Use and Application of Terms.  In using and applying the various terms, provisions and conditions in this Loan Agreement and the other Loan Documents, the following shall apply:

(a) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Loan Agreement;

          (b)  words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number or a collective reference, and vice versa;

          (c)  words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other Organizations, including public and quasi-public bodies, as well as individuals;

          (d)  the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar;

(e) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning;

(f) the words “attorney” and “counsel” are interchangeable in this Loan Agreement;

          (g)  the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or to fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees;

          (h)  the phrase “highest contract rate of interest under the Note” shall refer to the highest rate at which interest accrues under the Note, including any Default Rate, or if there is more than one Note, the highest rate under all of the Notes, and when used in this Loan Agreement it means that interest on an amount owing to Bank shall accrue at such rate to the same extent and in the same manner as it would if the amount owing to Bank was included in the principal evidenced by the Note bearing the highest contract rate of interest;

(i) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement; and

          (j)  if any party hereto is an Organization, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, such as a partner, member, manager, executive, officer or director, and any action taken by any of the foregoing persons shall be presumed authorized absent a clear and convincing showing that the person relying on such action knew or should have known that the person acting was exceeding his authority.

Article II.  Loan.

Section 2.1.  Loan.  Subject to the terms and conditions of this Loan Agreement and as stated on the Information Schedule relative to the type of loan or loans to be made pursuant to this Loan Agreement, Bank will lend and Borrower will be entitled to borrow up to the respective Loan Amount for each of the Term Loan, Non-Revolving Line of Credit and Revolving Line of Credit and the borrowing shall be evidenced by a Note for each of the Term Loan, Non-Revolving Line of Credit and Revolving Line of Credit.  The purpose of the Loan is described on the Information Schedule.  Loan proceeds may not be used for any other purpose without the prior written consent of Bank, which may be granted in Bank’s sole and absolute discretion.

Section 2.2.  Interest Rate/Repayment.  The outstanding principal balance of each Loan which is subject to this Loan Agreement shall bear interest, and principal and interest shall be repayable in accordance with the terms of the Note for each, together with the fees, premiums, charges and cost and expenses provided for in each Note.  Unless otherwise provided in this Loan Agreement or the other Loan Documents, the monetary obligations Borrower now owes and the monetary obligations that arise in the future and are owing by Borrower to Bank under this Loan Agreement and the other Loan Documents (exclusive of the Note) shall be payable by Borrower upon an Event of Default and upon demand of Bank, with interest thereon at the highest contract rate of interest under the Note; and, like the amounts due and owing under the Note, the same shall be secured by the Collateral.

Section 2.3.  Disbursements.  If the Loan includes a Term Loan, upon satisfaction of the Conditions to Closing as provided in Article V, Bank shall advance to Borrower the Loan Amount for the Term Loan.  If the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, Bank agrees that it will, from time to time, so long as there shall exist no Default Condition or Event of Default, make disbursements to Borrower up to but not in excess of the Loan Amount for the Non-Revolving Line of Credit or the Revolving Line of Credit, as applicable, in accordance with the terms and provisions set forth in Article V, Article VI and elsewhere in this Loan Agreement.  Loan disbursements may be made by depositing same in Borrower’s operating account with Bank or at such other place requested by Borrower and agreed to by Bank.

Section 2.4.  Advances Do Not Constitute a Waiver.  If Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, no advance of Loan proceeds shall constitute a waiver of any of the conditions of Bank’s obligations to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default hereunder.

Article III.  Collateral.

As security for the payment of the Loan and the other obligations evidenced by and arising under any one or more of this Loan Agreement and the other Loan Documents, Bank is and shall be granted a lien and security interest in the property and property rights (“Collateral”) described on Attachment 1, together with the proceeds, products, accessions, additions, replacements and substitutions thereto and thereof.   Bank’s lien and security interest in the Collateral is and shall be a perfected first priority lien and security interest, subject only to the Permitted Encumbrances.  Borrower, and all other persons who may own and all persons who may have an ownership interest in any of the Collateral, shall execute and deliver to Bank and shall cause all persons who may be in control of or possession of any of the Collateral to execute and deliver to Bank, all deeds to secure debts, mortgages, deeds of trust, security deeds, assignments, security agreements, pledge agreements, control agreements, financing statements and other documents, statements and agreements as Bank and its counsel deem necessary or desirable to create and perfect the liens and security interests of Bank in and to the Collateral – and, in connection with the creation and perfection of the liens and security interests as aforesaid, each and all of the foregoing persons shall deliver possession of any and all of the Collateral to Bank and its agents, and they each shall record or file, and cause to be recorded or filed any and all of the foregoing documents, statements and agreements as and when directed by Bank and its counsel.

Article IV.  Representations and Warranties.

In order to induce the Bank to enter into this Loan Agreement and to make the Loan, and subject to any exceptions disclosed on the Information Schedule, Borrower hereby makes the following representations and warranties, effective as of Closing, which representations and warranties shall survive the execution and delivery of this Loan Agreement and any other Loan Documents, any inspections and examinations at any time made by Bank and made on behalf of Bank and, if the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, the same shall be deemed renewed and effective as of any advances made by Bank hereunder or under the Loan Documents.

Section 4.1.  Financial Position of Borrower.  The consolidated financial statements delivered by Borrower to Bank in connection with Borrower’s application for the Loan are complete, accurate and correct in all material respects and present fairly the financial condition of Borrower at such date (subject, in the case of interim statements, to year end adjustments in the ordinary course).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (other than for the absence of footnotes for interim periods presented).  Borrower has no material contingent obligation, liability for taxes, long term lease and unusual forward or long-term commitment which is not reflected in such statements or in the notes thereto.

Section 4.2.  No Change.  Since the date of the financial statements delivered by Borrower to Bank in connection with Borrower’s application for the Loan, (1) there have been no material adverse changes in any one or more of the business, operations, assets and financial condition of Borrower and (2) if Borrower is an Organization, no dividends and no other distributions have been declared or paid to the owners of an equity or profit interest in Borrower, nor have any such material interests in Borrower been redeemed, retired, purchased or otherwise acquired for value, nor have any of Borrower’s assets been disposed of or distributed by Borrower, other than in the ordinary course of business.

Section 4.3.  Organizational Existence; Compliance With Law.  If Borrower is an Organization, Borrower (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has the power, authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business as presently conducted and as proposed to be conducted, as represented to Bank, (3) except in those instances where the failure to comply therewith is not and will not be, in the aggregate, reasonably likely to have a Material Adverse Effect, is duly qualified as a foreign Organization and in good standing under the laws of each jurisdiction where its ownership, lease, and operation of property and the conduct of its business requires such qualification, and (4) except in those instances where the failure to comply therewith is not and will not be, in the aggregate, reasonably likely to have a Material Adverse Effect, is in compliance with all Requirements of Law.

Section 4.4.  Corporate Power; Authorization; Enforceable Obligations.  If Borrower is an Organization, Borrower has the power, authority and the legal right (1) to make, deliver and perform its obligations under the Loan Documents, (2) to borrow hereunder and has taken all corporate action to authorize the borrowings on the terms and conditions of the Loan Documents, including the Note, (3) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (4) to pledge and mortgage its property as contemplated by the Loan Documents.  No consent or authorization of, filing with, and other act by or in respect of any Governmental Authority or any other person is required in connection with the borrowings hereunder and in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, except for approvals of the owners of equity or profit interests in Borrower and their designated managing boards or members (which approvals to the extent required have been obtained). The Loan Documents, including the Note, have or will be duly executed and delivered by Borrower on or at Closing.  The Loan Documents when executed and delivered will constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms and not subject to rescission, invalidation, nullification and other avoidance, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors rights, and subject to general principles or equity and evolving judicial and administrative interpretations and rulings.

Section 4.5.  No Violation.  The execution, delivery and performance by Borrower of this Loan Agreement and other Loan Documents, and the borrowings hereunder and thereunder and the use of the proceeds thereof, and the consummation of the transactions contemplated herein and therein by Borrower, will not (1) violate any Requirement of Law, (2) constitute an event of default under any material Contractual Obligation of Borrower and (3) result in, or require the creation or imposition of any lien on any of its properties (including any of its revenues) and on any of its equity interests pursuant to any Requirement of Law or material Contractual Obligation, except such liens as are created in favor of the Bank as a result of the Loan Documents and any Permitted Encumbrances.

Section 4.6.  No Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending and to the best of its knowledge, threatened by or against Borrower and any of its properties (including its revenues) (1) with respect to the Loan Documents and any of the transactions contemplated thereby or (2) which constitutes a Material Adverse Effect.  Borrower is not in default with respect to any material order, decree and judgment of any court, arbitrator or governmental body, and to Borrower’s knowledge, no event exists, and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would be reasonably likely to give rise to such a default.

Section 4.7.  No Default – Contractual Obligations.  Borrower is not in default under or with respect to any Contractual Obligation (including any Indebtedness) where such default and the consequences thereof has a Material Adverse Effect; and, to the best of Borrower’s knowledge, no event exists, or will exist at Closing which, with the giving of notice or the lapse of time, or both, would give rise to such a default.  To the best of its knowledge, all of the material Contractual Obligations of Borrower are valid, binding and enforceable obligations of all of the parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors rights, and subject to general principles of equity and evolving judicial and administrative interpretations and rulings; to the best of its knowledge, there are no material disputes between Borrower and the other parties to such material Contractual Obligations with respect to such Contractual Obligations; and Borrower, after taking the Loan into account, will be able to continue performing its obligations under such Contractual Obligations.

Section 4.8.  No Default – Loan Documents.  No Default Condition or Event of Default shall exist at Closing and, to the best of its knowledge, after due and diligent inquiry, no event exists and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would give rise to a Default Condition.

Section 4.9.  Ownership of Property; Liens; Etc.  Borrower, and its Subsidiaries have good and marketable title in fee simple in and to the Collateral owned by each, free and clear of any and all liens, security interests, claims, demands, off-sets, contingencies and other outstanding interests, both legal and equitable, except for the Permitted Encumbrances.

Section 4.10.  Taxes.  Borrower has filed or caused to be filed all tax returns, reports, estimates and declarations which are required to be filed, and has paid all taxes shown to be due and payable on said returns.  Borrower also has paid all assessments made against it and any of its property and has paid all other taxes, fees and other charges imposed on Borrower and its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established by Borrower); and no liens have been filed and no claims are being asserted with respect to any such taxes, fees and other charges, and no event exists, and no event will exist at Closing which with the giving of notice or the lapse of time, or both, would give rise to a lien.

Section 4.11.  Subsidiaries.  Borrower has no Subsidiaries and will have no Subsidiaries as of Closing, except as listed on the Information Schedule.

Section 4.12.  Disclosure.  Neither this Loan Agreement, the other Loan Documents, nor any representation, certificate, statement and other document furnished by Borrower in writing to Bank prior to or contemporaneous with the execution and delivery of this Loan Agreement by Borrower contain any untrue statement of any material fact or omits disclosure of any material fact necessary to make the statements at the time of delivery not misleading.  There is no material fact known to Borrower which has not been disclosed to Bank in writing which constitutes a Material Adverse Effect.  After giving effect to the Loan and the transactions herein contemplated, Borrower will have assets having a fair market value in excess of the amount required to timely pay its existing debts as they become due in the ordinary course of business, and has, and will have, access to adequate capital for the conduct of its business and the timely payment of its debts from time to time incurred in connection therewith as such debts mature.

Section 4.13.  Collateral in Compliance.  All of the Collateral and all other property of Borrower that is necessary for the full use and enjoyment of the Collateral is in material compliance with all Requirements of Law, including zoning, subdivision and environmental rules and regulations, and will be operated in such manner to remain in material compliance with such laws until the Loan is paid and satisfied in full.

Section 4.14.  No Materially Adverse Contracts, Etc.  Borrower is not subject to any one or more charter restrictions, corporate laws or other similar legal restrictions and restraints, judgments, decrees, orders, rules, regulations and other Requirements of Law which has a Material Adverse Effect.  Borrower is not a party to any contract or agreement which has or is expected to have in the future any Material Adverse Effect.

Section 4.15.  Name.  Borrower operates its business and owns its assets only under the name of Borrower and its Subsidiaries.

Section 4.16.  Environmental Compliance.  With respect to any real property owned by Borrower, and to the best of its knowledge, any real property leased by Borrower and any real property otherwise in Borrower’s possession or control (including all improvements located on any of the foregoing real property): (1) as of the date hereof, (i) there are no hazardous materials, substances, wastes or other environmentally regulated, controlled or sensitive materials or substances, including, without limitation, any oil, gas or other petroleum related products, any lead based paints, any materials containing asbestos or any biological, chemical or nuclear contaminated materials or substances, located on, in or under any of such property, and (ii) there are no harmful or hazardous levels or concentrations of mold, spores or other fungi on, in or under such property and there are no harmful or hazardous levels or concentrations of radon or other similar gases on, in or under such property (collectively (i) and (ii), “hazardous substances”); or (2) Borrower has fully disclosed to Bank, in writing, the existence, extent and nature of any such hazardous substances, and (i) Borrower is legally authorized and empowered to maintain such hazardous substances on, in or under such property or use them in connection with such property, (ii) such hazardous substances are being used, maintained and controlled in substantially full compliance with all Requirements of Law and (iii) Borrower has obtained and will constantly maintain all licenses, permits and approvals required with respect thereto, and is and will remain in substantially full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals.  The records of Borrower do not now, nor to the best knowledge of Borrower have they ever revealed any discharge, spill or disposal of any hazardous substances at, on and under any of the aforementioned property.  Borrower has not received any notice of a violation or an alleged violation, a claim or an alleged claim,  a civil action or a threatened civil action, a criminal action or a threatened criminal action,  an administrative action or a threatened administrative action, an administrative penalty, a fine or a lien from any person whatsoever (including any Governmental Authority) against Borrower and any of the aforementioned property relating to any hazardous substances or any other environmental matter.  To the best knowledge of Borrower, the soil, surface water and groundwater on, under and about said real property are free from hazardous substances.

Article V.  Conditions to Closing.

All of the conditions set forth in this Article V must be satisfied and completed, or the satisfaction and completion thereof waived by Bank, prior to Closing and any disbursement of proceeds by Bank under the Loan, whether the Loan includes a Term Loan, Non-Revolving Line of Credit or Revolving Line of Credit.  If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (1) withhold disbursement until the same are met, (2) disburse and require that any unsatisfied terms and conditions be satisfied as a condition subsequent to Closing within such period of time as may be designated by the Bank or (3) terminate its obligation to fund the Loan and recover from Borrower all costs and expenses reasonably incurred by Bank in connection with its preparations for making the Loan to Borrower, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment.   A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

Section 5.1.  Loan Documents.  Bank shall have received fully executed and, if necessary, recorded or filed, originals of the Loan Documents required by the Commitment, this Loan Agreement and as may be otherwise required by Bank and its counsel to evidence the Loan and create and perfect the first priority liens and security interests in the Collateral, subject only to the Permitted Encumbrances.

Section 5.2.  Supporting Documentation.  The Bank shall have received the supporting documentation and items listed on Attachment 2, and all of the other terms and conditions listed on Attachment 2, in the Commitment and elsewhere in this Loan Agreement shall have been satisfied, including, without limitation, perfection in favor of Bank of a first priority lien and security interest in all of the Collateral, subject only to the Permitted Encumbrances.

Section 5.3.  Representations and Warranties.  The representations and warranties made by Borrower which are contained herein and those which are contained in any certificate, document, financial statement and other statement furnished by Borrower in writing at Closing, shall be correct on and as of Closing, as if made on and as of such date, and on and as of the date of each subsequent disbursement of Loan proceeds.

Section 5.4.  No Default or Event of Default.  No Default Condition or Event of Default shall have occurred and be continuing as of Closing, or after giving effect to the Loan to be made at Closing, nor shall a Default Condition or Event of Default exist as of the date of subsequent disbursement of Loan proceeds.

Section 5.5.  Commitment Fee.  Borrower shall have paid to Bank a commitment fee for the Revolving Facility of Four Thousand Dollars ($4,000.00), due upon execution of this Loan Agreement.  Borrower shall pay monthly, in arrears, an unused line fee of .25% per annum of the unused portion of the Revolving Line of Credit during the prior month,  as set forth in the Commitment, and all other fees and costs and expenses to be paid by Borrower at or before Closing, as provided in the Commitment.

Section 5.6.  Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Loan Agreement shall be received by the Bank in form and substance satisfactory to the Bank and its counsel and such counsel shall have received all information and such counterpart originals, or certified or other such copies of such documents, as such counsel may reasonably request.

Section 5.7.  General.  Without imposing any obligation or undertaking on Bank and its counsel and without acknowledging compliance with the representations and warranties or waiving strict compliance by Borrower with all of the terms and conditions of this Loan Agreement and the materiality of all of the representations and warranties of Borrower, Bank and Bank’s counsel shall retain the right to be satisfied that all matters required to be performed in connection with this transaction have been performed in such a manner that the Loan proceeds can be advanced, the lien and security position of Bank perfected in the Collateral and that no event exists which will jeopardize the Loan and the prospect of payment of the Loan.

Article VI.  Non-Revolving and Revolving Line of Credit – Conditions Precedent to Disbursements
Following the First Disbursement.

If the Loan includes either a Non-Revolving Line of Credit or a Revolving Line of Credit, all of the conditions set forth in this Article VI must be satisfied before Bank is obligated to make any disbursements and each of the conditions must be and remain satisfied at the time of each disbursement subsequent to the first disbursement.  As in Article V, all of the conditions in this Article VI must be met to Bank’s satisfaction.  If the Loan includes a Non-Revolving Line of Credit, once disbursements are repaid, the amount repaid may not be reborrowed and the maximum principal amount that may be borrowed under the Note for the Non-Revolving Line of Credit and pursuant to this Loan Agreement is the Loan Amount for the Non-Revolving Line of Credit.  If the Loan includes a Revolving Line of Credit, Loan proceeds may be borrowed, repaid, reborrowed and repaid under the Note for the Revolving Line of Credit and pursuant to this Loan Agreement, but at no time shall the amount of principal outstanding exceed the Loan Amount for the Revolving Line of Credit.  If the Loan includes a Non-Revolving Line of Credit or a Revolving Line of Credit, Attachment 2A contains additional terms and provisions relating to such Loans.

Section 6.1.  Existing Conditions.  All of the conditions stated in Article V must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of the disbursement, or the completion thereof waived by Bank.

Section 6.2.  Additional Conditions.  All of the conditions stated in Attachment 2A must have been satisfied to Bank’s satisfaction and they each must remain satisfied at the time of each disbursement, or the completion thereof waived by Bank.

Section 6.3.  Draw Request.  Borrower shall have delivered to Bank a Draw Request for each disbursement, and under the terms of this Loan Agreement, including those set forth in Attachment 2A, Bank must be obligated to make the disbursement being requested in the Draw Request.

Section 6.4.  No Default or Event of Default.  No Default Condition or Event of Default shall have occurred and be continuing as of the date of any disbursement of Loan proceeds.

Article VII.  Affirmative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower will fully and promptly do and perform each and every one of the matters set forth in this Article VII; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 7.1.  Banking Relationship.   If required by the Commitment, Borrower shall maintain its primary banking relationship with Bank, including, without limitation, its deposit accounts with Bank; or, if Borrower elects to maintain its accounts with another financial institution, at Bank’s request made at anytime during the term of the Loan, Borrower shall cause such other financial institution to execute and deliver to Bank such control agreements and blocked account agreements relative to Borrower’s accounts as Bank deems necessary or appropriate.

Section 7.2.  Use of Loan Funds.  Borrower shall use all Loan proceeds disbursed to Borrower only for the purposes stated in this Loan Agreement.

Section 7.3.  Payment/Performance.  Borrower shall pay when due all amounts now owing to Bank under the Note, this Loan Agreement and the other Loan Documents and Borrower shall pay when due all amounts which may in the future become owing to Bank under the Note, this Loan Agreement and the other Loan Documents.  Borrower also shall promptly perform all other obligations of Borrower hereunder and under the Note and the other Loan Documents – both present obligations and obligations which may arise in the future.

Section 7.4.  Other Indebtedness.  Borrower shall make full and timely payment of the principal and interest on all Indebtedness on which Borrower is now obligated and on all which it may in the future come to be obligated on to persons other than Bank (unless contested in good faith with adequate reserves made therefor), and duly and faithfully comply with all the terms and conditions to which Borrower is obligated thereunder, the breach of which would reasonably be likely to result in a Material Adverse Effect.

Section 7.5.  Financial Statements.  Borrower shall furnish to the Bank and Borrower shall cause others to furnish to Bank, at the sole expense of Borrower, such information respecting the business, assets, operations and financial condition of Borrower as the Bank may from time to time request, including, without limitation, the information indicated on Attachment 3, at the times stated therein.

Section 7.6.  Inspection of Property; Books and Records; Discussions.  Borrower shall maintain proper books and records in which full, true, accurate and correct entries, in all material respects, in conformity with GAAP and all Requirements of Law, shall be made of all material dealings and transactions in relation to Borrower’s business and activities.  Borrower shall permit Bank, and Borrower shall permit representatives of Bank, to visit and inspect any of the Collateral and any of the other property owned or used by Borrower in its business and shall permit Bank, and shall permit representatives of Bank, to examine and make abstracts from any of Borrower’s books and records at any reasonable time, with prior notice and as often as may reasonably be desired.  Borrower shall permit Bank, and Borrower shall permit representatives of Bank, to discuss the business, operations, properties, financial condition and prospects of Borrower (all of which represents Confidential Information of Borrower) with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable; and, Borrower shall promptly furnish to Bank such reports relating to the business, operations, prospects and financial condition of Borrower as Bank may request from time to time, provided Bank and Bank’s representatives comply with the confidentiality and nondisclosure obligations applicable to such Confidential Information.

Section 7.7.  Insurance.  Borrower shall maintain insurance as required herein and in the other Loan Documents, including the insurance coverages set forth on Attachment 4.  Such insurance carriers shall have a Best’s Key Rating of at least “A” and shall have a Best’s Key Rating Class of at least “IX” and Bank shall be shown as an “additional insured” in such liability policies and a “mortgagee-loss payee” in such casualty insurance policies.   Borrower shall deliver to Bank, and Borrower shall cause others to deliver to Bank, annually (and at such other times as Bank may reasonably request) a statement regarding Borrower’s insurance coverages, such statement to contain as much detail as Bank may request; and Borrower also shall deliver to Bank, and Borrower shall cause others to deliver to Bank, certificates of such insurance or the policies of insurance as may be reasonably requested by Bank.  If Borrower shall at any time or times hereafter fail to obtain and maintain the insurance coverages on the terms set forth herein and in the other Loan Documents, Bank may, but shall not be obligated to, obtain and cause to be maintained insurance coverage with respect to the property affected, including, at Bank’s option, the coverages provided by any and all of the policies of Borrower, and pay any part of and all of the premiums therefor, without waiving any default by Borrower.

Section 7.8.  Payment of Taxes and Assessments.  Borrower shall duly pay and discharge (1) all taxes (including federal and state withholding and other employee related taxes), assessments and governmental charges upon and against either or both Borrower and any of the Collateral prior to the date on which penalties attach thereto, unless and to the extent that such matters are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP, and (2) all lawful claims, including claims related to tort damages, labor, materials, supplies, services, repairs and wages, which might or could, if unpaid, become a lien or charge upon the Collateral, unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.

Section 7.9.  Conduct of Business and Maintenance of Existence.  Borrower shall continue to engage in business of the same general type as now conducted and notify the Bank of any significant change in management.    If Borrower is an Organization, Borrower shall preserve, renew and keep in full force and effect its organizational existence.   Borrower shall take all reasonable action to maintain all rights, privileges, franchises, patents, copyrights, trademarks and tradenames necessary or desirable in the normal conduct of its business and all licenses and permits necessary to continue to operate its business as it is currently being operated.   Except in those limited instances where the failure to comply could not have a Material Adverse Effect, and otherwise could not substantially impair the Collateral and the Bank’s position with respect to the Collateral, Borrower shall comply with all Contractual Obligations and Requirements of Law and Borrower shall maintain capital sufficient to carry on its business and transactions and, at any time, all businesses and transactions in which it then proposes to engage.

Section 7.10.  Maintenance of Property.  Borrower shall keep and maintain the Collateral consisting of real property and tangible personal property in good working order and condition and make all needful and proper repairs, replacements, additions and improvements thereto as are reasonably necessary.

Section 7.11.  Maintain Security Interest.  Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, the filing of “claims” under insurance policies within the time periods required under such policies and the filing of appropriate notices, claims and pleadings in any condemnation actions.

Section 7.12.  Notices.   Borrower shall promptly give notice to Bank of (1) the occurrence of any Default Condition or Event of Default, (2) any governmental investigation, any litigation, any arbitration and any other proceeding affecting Borrower in which the amount involved is or would have a Material Adverse Effect, (3) any change in the financial condition of Borrower occurring since the date of the last financial statements delivered to Bank, which individually or cumulatively when viewed in light of prior financial statements, may result in a material adverse change in the financial condition of  Borrower and (4) any change in the location or address of the principal office and place of business of  Borrower.  Each notice pursuant to this subsection shall be accompanied by a statement setting forth details of the occurrence referred to therein and stating what action is proposed to be taken with respect thereto.

Section 7.13.  Further Assurances.  On demand of Bank, Borrower shall do any act and execute and deliver any additional documents consistent with the Commitment and the Loan Documents reasonably required by Bank to secure the Loan, confirm and perfect the lien and security interest of Bank in the Collateral and to comply with the Commitment and the Loan Documents, including, but not limited to, any items listed on Attachment 5, additional Financing Statements, new and replacement notes, security documents and agreements supplementing, extending and otherwise modifying the Note, this Loan Agreement and any of the other Loan Documents, and certificates as to the amount of the Indebtedness evidenced by the Note from time to time.

Article VIII.  Negative Covenants.

Borrower covenants and agrees with Bank that until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall not do and Borrower shall not permit others to do, either directly or indirectly, without the prior written consent of Bank (which consent shall not be unreasonably withheld) unless such consent is not necessary because of exceptions set forth on Attachment 5, any of the matters listed in this Article VIII; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said covenants and agreements is and the same shall be material.

Section 8.1.  Indebtedness.  Except Indebtedness in respect of the Note, other Indebtedness with Bank, and Permitted Indebtedness, Borrower shall not do any one or more or the following: create any Indebtedness; incur or otherwise become obligated on any Indebtedness; assume any Indebtedness; refinance any Indebtedness; suffer to exist any Indebtedness against it; and draw upon any Indebtedness.

Section 8.2.  Liens and Security Interests.  Except for (1) liens and security interests in favor of Bank and (2) Permitted Encumbrances, Borrower shall not and Borrower shall not permit others to encumber the Collateral, and any part thereof and interest therein, with any one or more of the following: a lien (inclusive of real property, personal property and mixed real and personal property liens), a security interest, a governmental assessment, a charge, a levy, an attachment, an order of seizure and any other similar or dissimilar claim.

Section 8.3.  Judgments.  Borrower shall not permit a judgment for the payment of money in excess of Fifty Thousand Dollars ($50,000) to be entered against it which judgment Borrower permits to remain unsatisfied or unstayed for a period the shorter of thirty (30) days after the same is entered against Borrower or the date on which an execution is issued on such judgment;

Section 8.4.  Guaranty.  Borrower shall not directly agree to and Borrower shall not indirectly agree to, and Borrower shall not directly or indirectly assume, guarantee, endorse and otherwise in any way be responsible or liable for or become responsible or liable for the Indebtedness and other obligations of any person (all such transactions being herein called “guarantees”) in excess of Fifty Thousand Dollars ($50,000), except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business.

Section 8.5.  Loan.  Except as provided in Section 8.7 below, Borrower shall not make and Borrower shall not commit to make any one or more of the following with respect to any person, whether done directly by Borrower or indirectly through someone else except in the ordinary course of business: an advance, a loan, an extension of credit, a deferral of payment on goods sold or to be sold, a deferral of payment on goods leased or to be leased, a deferral of payment on services rendered or to be rendered, a capital contribution, a purchase of bonds, a purchase of notes, a purchase of debentures, and a purchase of warrants, stock, securities and any other investment.

Section 8.6.  Leases and Capital Expenditures.  Except as obligated under existing leases and disclosed to Bank prior to Closing, Borrower shall not become liable directly and Borrower shall not become liable indirectly, in the capacity of a lessee or tenant, and Borrower shall not become liable as aforesaid in the capacity of a guarantor or other surety, with respect to any lease of real, personal or mixed real and personal property; and Borrower shall not directly and Borrower shall not indirectly enter into any transaction on account of the purchase or other acquisition of capital assets.

Section 8.7.  Loans to Officers.  Except for employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of Borrower’s business, Borrower shall not directly or indirectly make any loan or other extension of credit to any of the following persons and Borrower shall not do any of the foregoing for the benefit of any of the following persons: shareholders, directors, officers, executives, managers, members, partners and employees of Borrower, and members of the immediate family of any of the foregoing who are individuals and not Organizations (“Related Persons”).  The prohibitions in this Section relating to loans and other extensions of credit to Related Persons apply to past Related Persons, present Related Persons and to future Related Persons.

Section 8.8.  Compensation.  Borrower shall not pay any compensation to any Related Person, whether through salary, bonus or otherwise, in excess of industry standards and norms.  The prohibitions in this Section relating to compensation to Related Persons apply to past Related Persons, present Related Persons and to future Related Persons.

Section 8.9.   Reorganization.   Borrower shall not change its name and Borrower shall not operate under a name other than its current name.  If Borrower is an Organization: (1) Borrower shall not offer to, and Borrower shall not sell, transfer, issue, convey, dispose of and distribute any equity interests in Borrower, debt instruments of Borrower and combinations of equity and debt in Borrower; (2) Borrower shall not offer to, and Borrower shall not sell, transfer, issue, convey, dispose of and distribute any option, warrant and other similar or dissimilar right to acquire an equity interest in Borrower, a debt instrument of Borrower and combinations of equity and debt in Borrower; (3) Borrower shall not permit and Borrower shall not recognize any transfer, conveyance, alienation and other disposition of any interest and right in Borrower by any equity holder or other person, including, without limitation, any transfer of any stock and other securities in Borrower, any transfer of any equity interest in Borrower, any transfer of a debt interest in Borrower and any transfer of some other position in Borrower; (4) Borrower shall not enter into any merger, consolidation, asset acquisition or stock acquisition, syndication, liquidation of assets, reorganization or recapitalization, and reclassification of capital stock or other equity interests; (5) Borrower shall not materially change, modify, amend and otherwise reconstitute its organizational structure, its properties and its businesses; and (6) Borrower shall not form, create and otherwise cause to be formed or created any Subsidiaries.

Section 8.10.  Sales.  Except as otherwise permitted in this Loan Agreement or in any of the other Loan Documents, Borrower shall not voluntarily and Borrower shall not involuntarily through its direct actions or inactions, or indirectly through the actions or inactions of others, do any one or more of the following: sell, transfer, lease, liquidate, franchise, license, dispose of and part with possession or control of all or any part of or interest in (whether legal or equitable) any of the Collateral or all of the Collateral.  The prohibitions in this Section do not extend to or include (1) the sale, transfer, lease, license and/or disposal of inventory in the ordinary course of business and (2) the sale, transfer, lease, license and/or disposal of equipment in the ordinary and normal replacement program for equipment under which Bank’s first priority lien and security interest continues in the replacement equipment and (3) the sale, transfer, lease, license and/or distribution of software and sale of services in the ordinary course of business.

Section 8.11.  Acquisitions.  Borrower shall not acquire any stock or other equity in any other person; Borrower shall not acquire any debt or other similar interest in any other person; and Borrower shall not acquire a material part of the assets of any other person.

Section 8.12.  Dividends and Distributions.   Borrower shall not declare any dividends on, and Borrower shall not make any payment or other distribution on account of, and Borrower shall not set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement and other similar or dissimilar acquisition of, any stock or other equity interest in Borrower; and Borrower shall not do any of the foregoing with respect to a debt or similar interest in Borrower other than debts owed to Bank and trade debt incurred in the normal and ordinary course of Borrower’s business.

Section 8.13.  Speculate.  Borrower shall not directly and Borrower shall not indirectly purchase or otherwise acquire, and Borrower shall not directly and Borrower shall not through another person carry or otherwise hold any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and any  interpretations or rulings thereunder; and Borrower shall not “speculate” in or “hedge” in any stock, futures, commodity, index and other similar markets, or undertake any other activity that is not in the ordinary course of business of Borrower as that business has been disclosed to Bank in connection with the making of the Loan.

Section 8.14.  Charter, etc.  If Borrower is an Organization, Borrower shall not allow and Borrower shall not cause the organizational documents of Borrower to be amended in any manner that would have a Material Adverse Effect, nor shall Borrower make or permit any significant change in accounting treatment and reporting practices except as permitted or required by GAAP, nor change its fiscal year.

Section 8.15.  Third Party Agreements.  Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Loan Agreement, the Note and any other Loan Document to be delivered hereunder or in connection herewith.

Section 8.16.  Additional Contracts.  Borrower shall not enter into any contract and incur any Contractual Obligation to any Affiliate or other related person, other than at arms length and in a manner and on terms in the best interest of Borrower, and promptly after execution of any such contract, a copy thereof will be provided to Bank.

Article IX.  Financial Maintenance Covenants.

Commencing with the Closing Date and continuing until the later of (1) payment in full of the Loan and all other amounts owing to Bank under the Loan Documents or (2) termination of Bank’s obligation to make disbursements under the Loan, Borrower shall fully and timely comply with each and every one of the financial maintenance covenants set forth on Attachment 5; and Borrower acknowledges to Bank that the breach or default by Borrower of any of said financial maintenance covenants is and the same shall be material.

Article X.  Events of Default; Remedies.

Section 10.1.  Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

          (a)  Borrower’s failure to pay when due the principal of or interest on the Note or any of the Notes if more than one, or any other sums due thereunder, whether fees, charges, premiums or costs and expenses;

          (b)  Borrower’s breach of or default under any of the terms, conditions or covenants contained in this Loan Agreement or any of the Loan Documents, and as to any breach or default that can be cured, has failed to cure such default within ten (10) days after Borrower receives written notice thereof from Bank; provided, however, that if the breach or default is non-monetary and cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such breach or default is likely to be cured within a reasonable period of time, then Borrower may request an additional reasonable period to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such breach or default shall not be deemed an Event of Default;

          (c)  the actual or threatened demolition, injury or waste to the Collateral, or any material part thereof, which, in the reasonable opinion of Bank, may materially impair its value, or the actual or threatened decline in value of the Collateral or any material part thereof and such demolition, injury, waste, impairment or decline is not covered by the insurance policies required pursuant to Section 7.7 and Attachment 4 or cannot be averted by Borrower in a timely fashion following prompt notice from Bank to Borrower so as to prevent such demolition, injury, waste, impairment or decline in value;

          (d)  Borrower’s assets, or any material part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days after Borrower has knowledge thereof, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by any Governmental Authority, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

          (e)  the insolvency of Borrower or any person obligated for payment of the Loan or any parts or portions thereof, or the appointment of a receiver for, or the filing of a petition of bankruptcy by or against Borrower or any person obligated for payment of the Loan or any parts or portions thereof which is not dismissed or stayed within sixty (60) days;

(f) Borrower’s default under the terms of any instrument or other agreement to which this Loan Agreement or any of the other Loan Documents is subordinate;

          (g)  Borrower’s breach of or default under any of the terms, conditions or covenantscontained in Commitment upon which all or any portion of any Indebtedness evidenced by the Note, or any of the Notes if more than one, was predicated, and as to any breach or default that can be cured, Borrower has failed to cure such default within ten (10) days after Borrower receives written notice thereof from Bank; provided, however, that if the breach or default is non-monetary and cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such breach or default is likely to be cured within a reasonable period of time, then Borrower may request an additional reasonable period to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such breach or default shall not be deemed an Event of Default;

          (h)  the occurrence of any event of default or default condition under any other Loan Document, including, without limitation, the Note, any deeds of trust, mortgages, security deeds, deeds to secure debts, assignments, security agreements, pledge agreements, guaranty agreements, indemnification agreements, control agreements or blocked account agreements;

          (i)  any false statement, misrepresentation or withholding of facts by Borrower or any other person in any loan application or other document provided by Borrower or any other person to Bank or its agents, including any misrepresentation made in this Loan Agreement, or in any presentation made by Borrower or any other person to Bank or its agents, as to any matter relied upon by Bank in evaluating whether to extend financing to Borrower;

          (j)  default by Borrower under any other Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank, or default by any of Borrower’s Subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank; or

          (k)  a determination by Bank that a material adverse change in the financial condition of Borrower or any person obligated for payment of the Loan or any parts or portions thereof has occurred since the date of this Loan Agreement.

Section 10.2.  Rights and Remedies.  If an Event of Default shall occur under this Loan Agreement or any of the Loan Documents, in addition to any other right and remedy which may be available to Bank and without limiting any other right and remedy granted to Bank in the Loan Documents, which rights and remedies are fully exercisable by Bank as and when provided in such other Loan Documents, Bank shall have the rights and remedies set forth below in this Section 10.2., any and all of which it may exercise at its election, without notice of its election and without demand – subject, however, to applicable notice or grace periods, if any.

               10.2.1.  Acceleration of Maturity.  Bank may, at its option, accelerate and declare immediately due and payable the Note, as well as any of and all of the other Indebtedness and obligations owing under this Loan Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder.  If there is more than one Note, Bank may accelerate and declare immediately due and payable all of the Notes, or Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Notes as Bank in its discretion elects to accelerate.  In addition to the foregoing, Bank may from time to time and at any time proceed to protect and enforce its rights and remedies under the Loan Documents (including its absolute and unconditional right to recover full payment of any and all of the obligations owing by Borrower, as well as those owing by other persons to Bank) by any one or more of the following: judicial and non-judicial foreclosure proceedings as against all and any part of the Collateral, without regard to the situs of such Collateral; suits in equity; actions at law; and other appropriate legal, equitable and administrative proceedings to enforce full payment.

               10.2.2.  Bank’s Power of Enforcement.  Bank may by appropriate actions and proceedings seek to do and have done any and all of the following: (1) to enforce through actions at law and proceedings in equity, or both, payment of all and any part or parts of the obligations owing by Borrower to Bank under the Loan Documents, the performance of any of the terms in any of the Loan Documents, and any other rights and remedies available to Bank; (2) to foreclose and to authorize the foreclosure of all and any part or parts of the Collateral, or interests therein, and to sell and have sold, as an entirety or in separate lots or parcels, at one or more sales, the Collateral, or parts thereof or interests therein, under the power of sale granted in the Loan Documents (to the extent permitted by law) or the judgment or decree of a court or courts of competent jurisdiction; and (3) to pursue any other right and remedy available to it under the Loan Documents, at law and in equity.  Bank may proceed either by such actions and proceedings or by the exercise of its powers with respect to entry and taking possession, or both, as Bank may determine in its discretion; and the same may be taken without regard to whether the Note (or any and all of the Notes if more than one) or any and all of the obligations owing to Bank under this Loan Agreement and the other Loan Documents shall be due and payable and without prejudice to the right of Bank thereafter to bring actions and proceedings for any Event of Default existing at the time any earlier action or proceeding was commenced.  The taking of any action does not preclude Bank from taking subsequent action and Bank may continue taking subsequent actions at such time or times as it elects until the Loan and all other amounts owing to Bank under the Loan Documents are paid in full.

               10.2.3.  Bank’s Rights to Enter and Take Possession, Operate and Apply Income.

                            10.2.3.1.  Right to Possession.  Borrower, upon demand of Bank, shall forthwith surrender to Bank the actual possession of all, or such part or parts of the Collateral, or interests therein, as Bank may direct; and if and to the extent permitted by law, Bank, through its own actions and through those of its agents, without any prior notice to Borrower and demand on Borrower, may enter and take possession of any and all of the Collateral, or interests therein, and may exclude Borrower, its Related Persons and any other persons wholly or partly therefrom – as Bank elects.  If Bank takes possession of the Collateral or parts thereof or interests therein as aforesaid, Bank and Borrower shall have joint access to the books and records of Borrower – such joint access to be under and pursuant to reasonable procedures established by Bank, which procedures may call for Bank to possess the books and records with Borrower having access to them under the supervision of Bank.

                            10.2.3.2.  Action for Possession.  If Borrower should fail for any reason to surrender possession or if Borrower should fail for any reason to deliver possession of the Collateral, or any part or parts thereof or interests therein, to Bank after the earlier of Bank’s demand therefor or Bank’s attempt to gain possession without prior demand, Bank may obtain, without prior notice to Borrower and without Borrower having a hearing thereon, a judgment or decree conferring on Bank and Bank’s agents the right to immediate possession of all of the Collateral, or such part or parts thereof or interests therein, as Bank may elect, and a judgment or decree requiring Borrower to surrender and deliver immediate possession of all of the Collateral to Bank, or such part or parts thereof or interests therein, as Bank may elect.  If Bank seeks such a judgment or decree, Borrower does hereby consent in advance to the entry of such judgment or decree without prior notice to Borrower and without Borrower having a hearing thereon; Borrower reserving, however, the right to challenge at a subsequent time the existence of a Default Condition or an Event of Default.  Borrower shall pay to Bank, upon demand, all costs and expenses of obtaining such judgment or decree, including reasonable compensation to Bank, its attorneys and agents; and all such costs and expenses shall, until paid, be secured by the lien and security interest of Bank in the Collateral, and shall be payable on demand with interest from date of the Event of Default at the highest contract rate payable under the Note.

                            10.2.3.3.  Management of Collateral.  Upon each and every entering into and taking of possession of the Collateral, or part or parts thereof or interests therein, by the Bank through its own actions and by the Bank through those of its agents and other persons, Bank may directly and through its agents and other persons, hold, store, use, operate, repair, restore, preserve, protect, manage and control all and any part or parts of, and interests in the Collateral, and conduct the business related thereto; and, without limiting the foregoing, from time to time and at any time, the Bank may do and the Bank may have done or direct the doing of any one or more of the following through itself, its agents and such other persons as Bank deems reasonably appropriate under the circumstances:

          (a)  make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements to the Collateral and parts thereof, and in connection therewith, purchase and otherwise acquire fixtures, personal property and other types of property;

(b) insure and keep the Collateral and parts thereof insured;

(c) manage and operate the Collateral and parts thereof, and exercise all the rights and powers of Borrower in its name and otherwise with respect to the same;

(d) enter into agreements with others to exercise the powers herein granted Bank, all as Bank from time to time may determine; and

          (e)  collect and receive all the rents, income, proceeds and other benefits from, related to and arising out of the Collateral and each and all parts thereof and interests therein, including those past due, those currently due and those thereafter becoming due.

In connection with its management of the Collateral as aforesaid, Bank shall apply any monies received by Bank in such priority as Bank may determine, or such priority as may be required under any Requirement of Law, to: (1) payment of any and all of the obligations owing to Bank under the Loan Documents, including the Loan; (2) payment of any deposits for taxes, assessments and insurance premiums; (3) payment of the cost of insurance, taxes, assessments and other expenses and charges upon the Collateral or any parts thereof or interest therein, (4) payment of any amounts due and payable on any other Indebtedness of Borrower, whether prior or subsequent to the liens and security interest of Bank, (5) payment of the compensation, disbursements and costs and expenses of the agents, attorneys and other representatives of Bank, (6) payment of any amounts deemed reasonably necessary by Bank to otherwise protect and preserve the Collateral and the lien and security interest of Bank and (7) payment of such other amounts as Bank deems reasonably necessary to assure to Bank the repayment of the Loan and all other obligations owing to Bank under the Loan Documents.

                            10.2.3.4.  Payments to Preserve Collateral.  Bank, at its election, and without notice to Borrower, may, to protect and preserve its interest in the Collateral, and to assure repayment of the Loan and all other obligations owing under the Loan Documents, make any payments which Borrower has failed to make and any sum so paid shall be deemed an obligation secured by Bank’s security interest and be immediately due and payable from Borrower upon demand with interest thereon at the highest contract rate applicable under the Note, but such payment by Bank shall not release Borrower from its obligations or constitute a waiver of a default hereunder.

               10.2.4.  Receiver.  Bank, to the extent permitted by law and without regard to the value, adequacy and occupancy of all or any part of the Collateral, or any interests therein, and without prior notice to Borrower and without Borrower having a hearing thereon, shall be entitled as a matter of right, if it so elects, to the appointment of a receiver or other similar official to: (1) enter upon and take possession of any and all of the Collateral and any interests therein, (2) preserve, protect, manage and control the Collateral or those parts or interests over which it takes possession; and (3) collect all rents, income, proceeds and other benefits thereof and apply the same as Bank directs, or if so required, as the court which appointed such receiver or other similar official may direct.  The costs and expenses, including receiver’s fees, attorneys’ fees and agent’s compensation, incurred pursuant to the powers herein contained shall be deemed an obligation of Borrower owing to Bank under this Loan Agreement and the same shall be secured by Bank’s lien and security interest in the Collateral and shall be payable upon demand with interest from the date of demand at the highest contract rate under the Note.  Bank and any receiver or similar official appointed as provided herein shall be liable to account only for such rents, income, proceeds and other benefits actually received by Bank or such other person, whether received pursuant to this Section or under other provisions of this Loan Agreement.  Notwithstanding the appointment of any receiver or other similar official, Bank shall be entitled as pledgee to the possession and control of any money, deposits, accounts, account receivables, documents, chattel paper, documents of title, instruments, payment intangibles and other general intangibles and other property and property rights and interests at the present and any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

               10.2.5.  Set-off and Recoupment.  Bank may, at its option and at any time or times without prior notice to Borrower, set-off and apply toward payment of the Loan and other amounts now owing and amounts which may become owing by Borrower under the Loan Documents, and otherwise exercise its rights of recoupment, as to any and all (1) balances and deposits of Borrower held by Bank, (2) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by Bank and (3) Indebtedness and other obligations at any time owing to or for the credit and account of Borrower by any of Bank’s Affiliates.

Section 10.3.  Suits to Protect the Collateral.  Bank shall have the power and authority, at any time and from time to time, to institute and maintain any suits and proceedings as Bank may deem reasonably necessary in its judgment (1) to prevent the impairment or threatened impairment of the Collateral, or any part or parts thereof or interests therein, by any acts and inactions which may be unlawful or which may be in breach of this Loan Agreement and any of the other Loan Documents, (2) to preserve and protect its interest in the Collateral and each and all parts thereof and interests therein, including its liens and security interests therein, and (3) to restrain the enforcement of or compliance with any legislation and any other governmental enactment, rule and order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule and order might impair Bank’s lien and security interest in the Collateral, or be prejudicial to Bank’s interest in any other manner.

Section 10.4.  Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition and other judicial proceedings affecting Borrower, any person obligated on any of Borrower’s obligations, any of Borrower’s creditors and any of Borrower’s property, Bank, to the extent permitted by law and at any time or times, shall be entitled to file such proofs of claim and other documents as may be reasonably necessary in order to have its claims allowed in such proceedings for the entire amount due and payable by Borrower under the Loan Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Borrower after such date.

Section 10.5.  Discontinuance of Proceedings; Position of Parties Restored.  If Bank shall have proceeded to enforce any right and remedy under the Loan Documents by foreclosure, entry or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

Section 10.6.  Demand Note.  Notwithstanding anything else in this Loan Agreement to the contrary, if any Note is payable on demand by Bank, then, in such event, there are no conditions precedent to Bank’s right to demand payment of such Note, in whole or in part, at any time and from time to time, without prior notice, until the entire unpaid balance outstanding under such Note, including principal, interest, fees, premiums, charges and costs and expenses, are paid in full.  And, there are no conditions precedent to Bank exercising any of and all of its other rights and remedies at such time or times as it deems necessary or appropriate to recover full payment of the Note, including, without limitation, the exercise of any of and all of its rights and remedies set forth in this Article X, the exercise of any of and all of its other rights and remedies granted to it under the Loan Documents and the exercise of any of and all of its rights and remedies at law and in equity.

Article XI.  Miscellaneous.

Section 11.1.  Incorporation of Exhibits and Recitals; Customer and Loan Numbers.  All exhibits, supplements, schedules, addenda and other attachments to this Loan Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Loan Agreement; provided, however, the failure to correctly complete any exhibit, supplement, schedule, addenda or attachment hereto shall not affect Borrower’s duties and Bank’s rights hereunder if such corrected information can be obtained from the Commitment or any of the other Loan Documents.  The recitals set forth in this Loan Agreement are also a part of this Loan Agreement.  The Customer and Loan Numbers, if any, stated in this Loan Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s security interest or the Indebtedness and other obligations evidenced hereby, referenced herein and secured hereby. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the intent of any provision hereof.

Section 11.2.  Amendments.  Subject to the exercise by Bank of its rights and remedies as set forth in this Loan Agreement and without limiting any of such rights and remedies, this Loan Agreement may not be modified, amended, waived, extended, changed, discharged and terminated orally or by any act or failure to act on the part of Borrower or Bank, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge and termination is sought.

Section 11.3.  Assignment.  The terms, provisions and conditions in this Loan Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Borrower shall not assign this Loan Agreement and any of its rights, interests, duties and obligations hereunder (inclusive of the proceeds of the Loan and other moneys to be advanced under or on account of this Loan Agreement) in whole or in part without the prior written consent of Bank, and any such assignment (whether voluntary or by operation of law) without said consent shall be void.  It is expressly recognized and agreed that Bank may assign or transfer this Loan Agreement, the Note or any of the Notes if more than one, and any other Loan Documents, in whole or in part, to any person and, in the event of such assignment, Bank shall thereafter be relieved of all liability hereunder to the extent of the assignment or transfer.  Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs and rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

Section 11.4.  Conflict.  It is the intention of the parties that this Loan Agreement and the other Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Loan Agreement and the provisions of any of the other Loan Documents, the provisions of this Loan Agreement shall control.

Section 11.5.  No Partnership, Joint Venture or Agency.  This Loan Agreement and the other Loan Documents shall not in any respect be interpreted, deemed or construed as making Bank a partner or joint venturer with Borrower, nor shall they or any of them be interpreted, deemed or construed as making Bank the agent or representative of Borrower.  The relationship of Bank to Borrower is that of a creditor to an obligor or debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer and other similar relationship to or with Borrower and no such relationship shall be drawn and implied from any of the Loan Documents or any of Bank’s actions and inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower and any other person relative to administration of the Loan and administration of the Collateral, or any part or parts thereof or interests therein.   In no event shall Bank be liable for debts and claims accruing or arising against Borrower.

Section 11.6.  Power of Attorney.  Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do and undertake such other acts as Bank, in its reasonable discretion, deems necessary or advisable to effect the terms and conditions of this Loan Agreement and to otherwise protect and preserve the security of the lien and security interests in the Collateral, and Bank’s interests therein.  The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

Section 11.7.  Indemnity.  Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank and each and all of Bank’s shareholders, directors, officers, employees, attorneys, agents and Affiliates (individually and collectively, “Indemnified Parties”), from and against any and all claims, actions, liabilities, damages, costs and expenses (including, without limitation, all reasonable costs and expenses incurred in the investigation and defense of any matter) (“Indemnified Liabilities”) asserted against, imposed upon and incurred by the Indemnified Parties, both direct and indirect and regardless of the basis of the Indemnified Liabilities (i.e.,  whether based on federal, state or local laws, rules, regulations and ordinances, common law, an equitable cause, contract, tort or otherwise), as a result of or arising from or relating to any one or more of (1) this Loan Agreement, (2) the other Loan Documents, (3) the transactions contemplated by this Loan Agreement, (4) any credit extended or used hereunder, (5) any act done or omitted by any person, or any event occurring in connection therewith, and (6) the exercise of any rights and remedies under this Loan Agreement and the exercise of any rights and remedies under any of the other Loan Documents, including, without limitation, the acquisition of the Collateral by Bank by way of foreclosure of the lien and security interests thereon, deed in lieu of such foreclosure or otherwise, except in all of the instances enumerated in (1) through (6), only the gross negligence or willful misconduct of the person otherwise to be indemnified hereunder.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.  The obligations of Borrower under this Section are independent of all other rights and obligations set forth herein and shall survive the payment of the Loan and the termination of this Loan Agreement.

Section 11.8.  Payment of Expenses.  Without limiting any other provision of this Loan Agreement relating to Borrower’s payment of costs and expenses incurred by Bank and those incurred by others on behalf of Bank, but in addition thereto, whether or not the Loan is made and all of the Loan proceeds disbursed, Borrower shall pay to Bank, on demand, each and all of any reasonable costs and expenses incurred by Bank, incurred by others on behalf of Bank and incurred by Bank for Borrower: (1) in order to meet Bank’s reasonable requirements in connection with the Loan, (2) in connection with the preparation and execution of the Loan, including all reasonable legal fees, (3) in connection with the making of the Loan, and (4) in connection with the enforcement of Bank’s rights and remedies under the Loan Documents, including, payments to third persons of amounts Borrower is required to pay to such third persons under and pursuant to the terms of any of the Loan Documents, protecting Bank’s interest in the Collateral, collecting any amount owing by Borrower and owing by other persons under the Loan Documents and in enforcing its rights under any of the Loan Documents with respect to the Collateral.  All of the foregoing costs and expenses shall be paid with interest thereon at the highest contract rate prescribed in the Note from the date paid or incurred by or on behalf of Bank until such costs and expenses are paid by Borrower.  All sums so paid and expended by Bank, and the interest thereon, shall be added to and be secured by Bank’s lien and security interests in the Collateral.

Section 11.9.  Documentary and Intangible Taxes; Additional Costs.  To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes or fees, Borrower shall pay, on Bank’s demand, (1) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Loan and any extension, renewal and modification thereof, and (2) all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with this Loan Agreement and any of the other Loan Documents, and any extension, renewal and modification of any of the foregoing.  If, with respect to this Loan Agreement and the transactions hereunder, any Requirement of Law (x) subjects Bank to any tax (except federal, state and local income taxes on the overall net income of Bank), (y) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit and other similar requirement against assets held by, deposits in, and loans by Bank, or (z) imposes upon Bank any other condition, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Loan, Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

Section 11.10.  Marshalling of Assets.  Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, homestead, valuation, stay, extension, reinstatement and redemption laws now in force and any which may in the future come to be in force and all rights of marshalling in the event of any sale under the Loan Documents of the Collateral, or any part or parts thereof or any interests therein. Further, Borrower hereby expressly waives on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Loan Agreement and on behalf of all other persons to the extent permitted by law, any or all rights of redemption from sale under any order or decree of foreclosure of this Loan Agreement.

Section 11.11.  Waiver of Statutory Rights.  Borrower waives any right to require Bank to bring any action against any other person and to require that resort be had to any security and to any balances of any deposit or other accounts on the books of Bank in favor of any other person; and, without limiting the foregoing, but in furtherance thereof, Borrower waives any rights Borrower otherwise might have or may have in the future under the statutory provisions identified in the Information Schedule (by referencing this Section), and any other laws that require or may require Bank to recover against some other person, or to realize upon any security which Bank holds for the Loan.  Borrower also waives any and all right of subrogation, contribution, reimbursement and indemnity whatsoever and any right of recourse to and with respect to the assets and property of any person that is or may be security for the Loan.

Section 11.12.  Jury, Venue, Jurisdiction.  This Loan Agreement shall be deemed to have been executed and delivered in the jurisdiction listed on the Information Schedule as the jurisdiction whose laws govern this Loan Agreement, regardless of where the signatories may be located at the time of execution. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws of the aforesaid jurisdiction, excluding, however, the conflict of law and choice of law provisions thereof.  Notwithstanding the foregoing, to the extent any of the Collateral is located in another jurisdiction or other jurisdictions, the laws of the jurisdictions in which the Collateral is located shall govern with respect to Bank’s and Borrower’s rights in and to Collateral located in such other jurisdictions and Bank’s remedies relative thereto.  Borrower: (1) to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Loan Agreement and any of the other Loan Documents; (2) irrevocably submits to the jurisdiction of either (i) the state courts of the jurisdiction whose laws govern this Loan Agreement as identified on the Information Schedule or (ii) a United States District Court for any federal district in such jurisdiction over any action or proceeding arising from or related to this Loan Agreement and any of the other Loan Documents – subject to the exception regarding location of the Collateral as provided hereinabove; and (3) irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of improper venue or an inconvenient forum to the maintenance of any such action or proceeding.  Nothing in this Section shall affect or impair Bank’s right to serve legal process in any manner permitted by law or Bank’s right to bring any action or proceeding against Borrower or Borrower’s property in the courts of any other jurisdiction.

Section 11.13.  Cumulative Rights, etc. The rights, powers and remedies of Bank under this Loan Agreement shall be in addition to all rights, powers and remedies given to Bank by virtue of any applicable laws and regulations, those given in equity, those given to Bank under the other Loan Documents and those given under any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised by Bank from time to time and at any number of times successively, concurrently and alternatively without impairing Bank’s rights under this Loan Agreement and under any of the other Loan Documents.

Section 11.14.  No Waiver; No Course of Dealing; No Invalidity.  No delay or forbearance by Bank in exercising any and all of its rights and remedies under this Loan Agreement and those under any of the other Loan Documents, and no delay or forbearance of Bank in exercising any and all rights and remedies otherwise afforded by law and in equity, shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Default Condition or Event of Default as set forth herein or in the event of any subsequent Default Condition or Event of Default hereunder. If Bank is requested to waive a Default Condition or an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance.  Also, no act or inaction of Bank under this Loan Agreement and under any of the other Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.  Wherever possible each provision of this Loan Agreement and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement and if any provision of any of the other Loan Documents shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement and those of the other Loan Documents, or the application thereof shall be in a manner and to an extent permissible under applicable law.

Section 11.15.  Maintenance of Bank’s Records.  Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof or thereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations and forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

Section 11.16.  Credit Investigations; Sharing of Information; Control Agreements.  Bank is irrevocably authorized by Borrower to make and have made such credit investigations as it deems appropriate to evaluate Borrower’s credit and financial standing, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and other information in Bank’s possession relative to Borrower.  Bank shall not have any obligation and responsibility to (1) provide information to any third persons relative to Bank’s security interest in the Collateral, this Loan Agreement and otherwise with respect to Borrower, (2) subordinate its liens and security interests in the Collateral to the interests of any person, and (3) enter into control agreements relative to the Collateral.

Section 11.17.  Bank’s Liability for Collateral.  Notwithstanding anything in this Loan Agreement and any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Loan Agreement make such payments and do or cause to be done such acts as Bank considers reasonably necessary to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not be liable and responsible for the Collateral, or any part thereof or interest therein, and without limiting the foregoing, Bank shall not have any responsibility for any one or more of the following: (1) the safekeeping of the Collateral, (2) any loss and damage occurring to the Collateral, regardless of the cause for such loss and damage, (3) any diminution in the value of the Collateral, and (4) any act or default of any carrier, warehouseman, bailee, forwarding agency and other person whomsoever.  All risk of loss, damage and destruction of the Collateral shall be borne by Borrower.

Section 11.18.  Execution in Counterparts.  This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and in making proof of this Loan Agreement, it shall not be necessary to produce or account for more than one such counterpart (subject always to the provisions of Section 11.15 relating to maintenance of records).

Section 11.19.  Notices.  All notices, certificates and other communications hereunder shall be deemed given when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth above.  Borrower and the Bank may, by written notice given hereunder, designate a different address where communications should be sent and Bank may require that all communications sent to it be sent electronically or in some other non-tangible medium.

Section 11.20.  Time of Essence.  Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Loan Agreement and in each of the other Loan Documents.

Section 11.21.  Term of Loan Agreement.  This Loan Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (1) payment in full of the Loan and all other amounts now owing and which may in the future be owing to Bank under the Loan Documents, or (2) termination of Bank’s obligation to make disbursements of Loan proceeds under this Loan Agreement or the Note.  Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make disbursement of Loan proceeds immediately and without notice upon the occurrence and during the continuance of a Default Condition or an Event of Default and such action by Bank shall not constitute a termination of this Loan Agreement and Borrower’s obligations under this Loan Agreement and the other Loan Documents; and shall not adversely affect or impair Bank’s lien or security interests in the Collateral.

Section 11.22.  Joinder by Guarantor.  If any of the guarantors identified on the Information Schedule and if any of the other guarantors of the Loan and any of the other obligations of Borrower under this Loan Agreement, if any, have executed this Loan Agreement, such persons, by their execution of this Loan Agreement, agree to the terms, covenants, conditions and provisions contained in this Loan Agreement, agree to perform as and when they are so required to perform under this Loan Agreement and agree that they each are subjecting themselves to each and all of the obligations of Borrower set forth in this Loan Agreement.  The aforesaid agreements of those guarantors executing this Loan Agreement shall be in addition to and not in lieu of the covenants, agreements and obligations of such guarantors set forth in their respective guaranty agreements.  If less than all of the guarantors of Borrower’s obligations under this Loan Agreement and the other Loan Documents have executed this Loan Agreement, such fact (1) shall not release the non-executing guarantors from their covenants, agreements and obligations as set forth in their respective guaranty agreements and shall not negate and otherwise adversely affect their obligations under their respective guaranty agreements and Bank’s rights and remedies thereunder, and (2) shall not release those guarantors executing this Loan Agreement from any of their covenants, agreements and obligations as set forth herein and those set forth in their separate guaranty agreements and shall not negate and otherwise adversely affect their obligations under their respective guaranty agreements and hereunder, and Bank’s rights and remedies thereunder and hereunder.

Section 11.23.  Confidentiality and Nondisclosure.  “Confidential Information” means (a) information and materials that are identified in writing as confidential at the time of disclosure, (b) information disclosed orally and subsequently identified in writing as confidential within thirty days following the initial disclosure of such information, (c) information or materials provided to Bank by Borrower that Borrower does not disclose publicly, and (d) the information and materials of Borrower, its Subsidiaries and its Affiliates, including without limitation, all computer software applications, whether now or hereafter existing, and all modifications, enhancements, and versions thereof, in all forms and all options with respect thereto, and all future products developed or derived therefrom, all design concepts and related documentation and manuals, and methodologies used in the design, development and implementation of software products, Borrower’s marketing and product plans, prospect lists, and pricing information (other than published price lists), vendor information, customer information, financial information and reports, confidential and proprietary information of a third party that is in the possession of Borrower, employee and contactor data, research and development plans and results, and the terms of these Loan Documents.  The term “Confidential Information” includes any modifications or derivatives prepared by the Bank that contain or are based upon Confidential Information disclosed by Borrower, including analysis, extracts, reports or summaries thereof.  Confidential Information must be used by the Bank or its agents and/or advisors only in connection with the Loan Documents.  Without limiting the generality of the foregoing, the Bank further promises and agrees: (i) to protect and safeguard the Confidential Information against unauthorized use, publication or disclosure using the same care it uses to protect its own confidential and proprietary information, but in no event less than reasonable care; (ii) to limit access to all Confidential Information only to those of Bank’s employees, agents and/or advisors who need access to the Confidential Information in connection with the Loan Documents; (iii) not to reproduce in any form any of the documents and information identified as Confidential Information except to the extent needed in connection with the Loan Documents; (iv) not, directly or indirectly, in any way, reveal, report, publish, disclose, transfer, decompile, disassemble, reverse engineer or otherwise use any of the Confidential Information except as specifically authorized by Borrower in accordance with this Loan Agreement; and (v) to take all other reasonable steps to protect the secrecy of the Confidential Information, and to prevent the Confidential Information from falling into the public domain or into the possession of unauthorized persons or to otherwise comply with any other reasonable security measures requested in writing by Borrower.  Bank will be responsible for advising its employees and agents of the confidential nature of the Confidential Information and for ensuring compliance by Bank’s employees and agents with the obligations of Bank under this Agreement.  This Section imposes no obligation upon Bank with respect to information which (a) is or becomes available to the general public through no fault of Bank, (b) is disclosed to Bank without restriction on disclosure by a person who has a lawful right to disclose the information, (c) is required to be disclosed by law, regulation or court order, provided that Bank will exercise reasonable efforts to notify Borrower prior to such disclosure, or (d) is disclosed in any proceeding to enforce Bank’s rights under this Loan Agreement or any of the Loan Documents, provided that all reasonable measures to preserve the confidentiality of such information in any such proceeding are taken by Bank.

(Signatures Begin on Next Page, Followed by Information Schedule and Attachments)

The undersigned have executed this Loan Agreement as of the effective date set forth on the Information Schedule.

BANK:

RBC CENTURA BANK

By:

Joseph B. Singer
Vice President – Georgia Markets

BORROWER:

FIRSTWAVE TECHNOLOGIES, INC.	Witness:

By:

Richard T. Brock	Print Name:
CEO and Chairman

GUARANTOR:

CONNECT-CARE, INC.	Witness:

By:

Name:	Print Name:

Title:

GUARANTOR:

FIRSTWAVE TECHNOLOGIES UK, LIMITED	Witness:

By:

Name:	Print Name:

Title:

Loan Agreement Supplement
and
Information Schedule

Subject		Information

Customer Number:

Loan Number:

Effective Date of Loan Agreement		July 29, 2003

Borrower:	Full Legal Name:	Firstwave Technologies, Inc.
	Street Address:	2859 Paces Ferry Road, Suite 1000
P.O. Box:
	City:	Atlanta
	State:	Georgia
	Zip Code:	30339
	State of Organization:	Georgia
	Tax Identification No.:	58-1588291
Social Security No.:
	Contact Person:	Judith A. Vitale, Chief Financial Officer
	Telephone Number:	770-431-1206
	Facsimile Number:	770-431-1201
	Email Address:	judiv@firstwave.net

Guarantors:	Full Legal Name:	Firstwave Technologies, Inc.
	Street Address:	The Pavilion, 1 Atwell Place
P.O. Box:
	City:	Thames Ditton
	State:	Surrey, United Kingdom
	Zip Code:	KT7 0NF
State of Organization:
Tax Identification No.:
Social Security No.:
	Contact Person:	Judith A. Vitale, Chief Financial Officer
	Telephone Number:	770-431-1206
	Facsimile Number:	770-431-1201
	Email Address:	judiv@firstwave.net
	Full Legal Name:	Connect-Care, Inc.
	Street Address:	2859 Paces Ferry Road, Suite 100
P.O. Box:
	City:	Atlanta
	State:	Georgia
	Zip Code:	30339
	State of Organization:	Georgia
Tax Identification No.:
Social Security No.:
	Contact Person:	Judith A. Vitale, Chief Financial Officer
	Telephone Number:	770-431-1206
	Facsimile Number:	770-431-1201
	Email Address:	judiv@firstwave.net

Type of Loan:		Term Loan

Non-Revolving Line of Credit

	☒	Revolving Line of Credit

Purpose of Loan:		Term Loan	Describe:

		Non-Revolving Line of Credit	Describe:

	☒	Revolving Line of Credit	Describe:	Working Capital

Loan Amount:		Term Loan

Non-Revolving Line of Credit

	☒	Revolving Line of Credit	$1,000,000.00, as evidenced by a promissory note dated: July 29, 2003

Commitment Letter:			Date: June 25, 2003

Security Documents	The security documents which secure the Loan include, without limitation, those listed in this part.	1. Pledge & Security Agreement, dated July 29, 2003

Appraised Value of Collateral (insert minimum value):		Term Loan	$

		Non-Revolving Line of Credit	$

	☒	Revolving Line of Credit	$ 5,000,000

Subsidiaries:	Full Legal Name:	Firstwave Technologies, Inc.
	Street Address:	The Pavilion, 1 Atwell Place
P.O. Box:
	City:	Thames Ditton
	State:	Surrey, United Kingdom
	Zip Code:	KT7 0NF
	Full Legal Name:	Connect-Care, Inc.
	Street Address:	2859 Paces Ferry Road, Suite 100
P.O. Box:
	City:	Atlanta
	State:	Georgia
	Zip Code:	30339

Jurisdiction whose Laws Govern Loan Agreement		State: Georgia

Jurisdiction Specific Provisions	1.	Waiver of Statutory Rights (Section 11.11): Borrower waives its rights under the Official Code of Georgia Sections 10-7-20 through 27.

Additional Information:

Borrower’s Acknowledgment:

Guarantor’s Acknowledgment:

Guarantor’s Acknowledgment:

Bank’s Acknowledgment:

Attachment 1
to
Loan Agreement
(Description of Collateral)

For the purposes of this Loan Agreement, “Collateral” shall mean all accounts, as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, fixtures, financial assets, general intangibles, goods, instruments, inventory, investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, software, intellectual property, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Borrower and in which Borrower has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Borrower’s constructive possession and control, property in the Borrower’s actual possession and control and property in the possession and control of a third person for and on behalf of Borrower; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein.

          (a)          For purposes of this Attachment, “Accounts” shall mean all accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper  (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

          (b)          For purposes of this Attachment, “Inventory” shall mean all inventory (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia) owned by the Borrower and all inventory in which the Borrower has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Borrower, inventory in the actual possession and control of Borrower and inventory held  by others for Borrower’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof by Borrower and by others on the account of Borrower, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefor, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

          (c)          For purposes of this Attachment, “General Intangibles” shall mean all general intangibles (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia) of the Borrower, whether now existing or hereafter owned, acquired or arising, or in which the Borrower now has or hereafter acquires any rights, and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with the proceeds of all of the general intangibles and other property and property rights described hereinabove and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

          (d)          For purposes of this Attachment, “Equipment” shall mean all equipment (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia) of the Borrower, whether now existing or hereafter owned, acquired or arising, or in which the Borrower now has or hereafter acquires any rights, including, without limitation, equipment now in Borrower’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, the real estate described herein), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

          For purposes of this Agreement, Permitted Encumbrances shall include the following items authorized by the Bank at Closing:

                        None.

          For purposes of this Agreement, Permitted Indebtedness shall include the following items authorized by the Bank at Closing:

                        None.

Attachment 2
to
Loan Agreement
(Conditions to Closing)

Authority Documents.  Bank shall have received from Borrower, no later than five days before Closing, a certified copy of Borrower’s organizational documents and resolutions evidencing Borrower’s authority to enter into this Loan, together with a certificate of good standing, all of which shall be current, in effect as of closing and otherwise satisfactory to Bank and its counsel.

Counsel’s Opinion.  Borrower’s counsel shall have delivered to Bank its written opinion regarding the organization and operation of Borrower, the enforceability of the Loan Documents and such other matters as Bank may reasonably request, such opinion to be in form and substance satisfactory to Bank.

UCC-11 Search Results.  Bank shall have received current UCC-11 search results dated within five days of Closing from such local and state filing offices as Bank may request, each showing no liens or encumbrances against any of the Collateral and no litigation affecting Borrower, or the Collateral.

Insurance.  Borrower shall have delivered to Bank evidence that Borrower has obtained each of the insurance policies required under Article VII, together with satisfactory evidence of premium payments.

Consents and Approvals.  Bank shall have received true and exact copies of any other consents and approvals of all persons required in order for Borrower to comply with all of the terms of the Loan Documents.

Borrowing Base Report.  Bank shall have received a Borrowing Base Report in form and substance satisfactory to Bank.

Draw Request.  Bank shall have received a Draw Request for the amount to be disbursed at Closing.

Attachment 2A
to
Loan Agreement
(Additional Terms and Conditions)

A.

Additional Conditions.  The following additional conditions must be satisfied before Bank is obligated to make any disbursements and each of the conditions must be and remain satisfied at the time of each disbursement subsequent to the first disbursement:

None.

B.	Terms and Provisions Regarding Disbursements. Bank’s obligation to make disbursements and Borrower’s right to receive disbursements shall be subject to the following terms and provisions:

Revolving Line of Credit.

1.

Disbursements may be requested by Borrower up to five (5) days before the maturity date of the Note evidencing the Revolving Line of Credit.  The first $500,000 of the Revolving Line of Credit will be available on a non-formula basis.  Once advances under the Revolving Line of Credit exceeds $500,000, any and all advances shall be based on a Borrowing Base and a certified Borrowing Base Report.  Bank will make advances to Borrower provided the outstanding balance under the Revolving Line of Credit after the first $500,000 has been advanced does not exceed the Borrowing Base which shall be comprised of 75% of Eligible Accounts (and 65% of Eligible Accounts owed by debtors in the United Kingdom), as shown on the most recent monthly certified Borrowing Base Report provided to Bank.

2.

Borrower may request no more than three disbursements in a calendar month, each in the minimum amount of $50,000, and the aggregate amount of outstanding disbursements shall not exceed at any time the lesser of (i) the Loan Amount for the Revolving Line of Credit or (ii) $0 plus the Borrowing Base.

3.

Whenever Borrower desires an advance under the Revolving Line of Credit, Borrower shall submit a Draw Request by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the business day on which Borrower desires the advance to be made.  Each Draw Request shall be signed by an authorized officer of Borrower, or a designee thereof.  Each notification by telephone must be followed within one business day by a facsimile transmission which meets the criteria regarding a facsimile transmission.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be an authorized officer of Borrower, or a designee thereof.  Bank shall not have any liability to Borrower or any other person for its failure to make a disbursement on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for indirect, speculative, consequential or punitive damages or losses.  If Borrower maintains its operating deposit account with Bank, Bank will credit the amount of the disbusement to such account. If Borrower does not maintain its operating deposit account with Bank, Bank will issue to Borrower for deposit in its operating deposit account a Bank check or other negotiable instrument drawn on Bank in the amount of the advance.

4.

If, at any time, the aggregate amount of the outstanding principal under the Revolving Line of Credit exceeds the Loan Amount for the Revolving Line of Credit, the Borrower shall immediately pay to Bank, in cash, the amount of such excess.

Attachment 3
to
Loan Agreement
(Financial Reports)*

Annual Reports.  Beginning with the fiscal year ending December 31, 2003, as soon as available, but in any event within 90 days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited consolidated financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings and changes in financial position, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from an independent certified public accounting firm reasonably acceptable to Bank.

Monthly Reports.  As soon as available, but in any event within 20 days after the end of each calendar month, as generated by Borrower in the ordinary course of business, beginning the first calendar month next following the Closing Date Borrower shall deliver to Bank an unaudited consolidated balance sheet and a statement of income and retained earnings prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated operations during such period, in form acceptable to Bank and certified by Borrower’s chief financial officer or other Person acceptable to Bank.

Compliance Certifications.  Not more than 20 business days after the end of each quarter, as generated by Borrower in the ordinary course of business, beginning the first quarter next following the Closing Date, or concurrently with the delivery of the financial statements required to be delivered by Borrower to Bank, a certificate of the Person preparing such statements, whether an independent certified accountant, an officer of Borrower or some other Person acceptable to Bank, stating that, in making the examination necessary therefor, no knowledge was obtained of any default condition or Event of Default.

Aged Accounts Report.  Within 10 business days after the last date of each month, Borrower shall deliver to Bank, an aged listing of accounts receivable and accounts payable for so long as any amounts remain outstanding under the Loan.

Budget/Forecast.  Borrower shall deliver to Bank such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

* All Financial Reports are considered “Confidential Information” until such time as such information or portion thereof becomes public knowledge.

Attachment 4
to
Loan Agreement
(Insurance Requirements)

Liability and Hazard Insurance.  Borrower shall maintain liability and hazard insurance, insuring against loss or damage by fire, theft, explosion, sprinklers and other customary hazards and risks, in amounts, with companies and on terms acceptable to Bank.  Such insurance policies, the originals of which policies (such policies naming Bank as a mortgagee or loss payee together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurer or insurers therein to give Bank thirty (30) days’ prior written notice of intention to cancel) shall be promptly delivered to Bank, with such insurance to be kept in full force and effect by Borrower at all times until the payment in full of the Loan.

Attachment 5
To
Loan Agreement
(Additional Affirmative, Negative And Financial Covenants)

A.	Additional Affirmative Covenants (Article VII).

1.	Borrower agrees to maintain its principal depository and operating accounts with Bank. Borrower shall complete all transitions of such accounts no later than August 29, 2003.

B.	Additional Negative Covenants (Article VIII).

None.

C.	Exceptions to Negative Covenants (Article VIII).

1.

Notwithstanding Section 8.1, Borrower shall not incur any additional indebtedness for borrowed money other than the Loan, Permitted Indebtedness up to $1,000,000 without the prior written consent of the Bank, which consent will not be unreasonably withheld.

2.

Notwithstanding Sections 8.9 and 8.11, Borrower shall not make any stock or asset acquisitions with a cash component of greater than $2,000,000 or acquisitions that will be dilutive to the Borrower’s cash flow on a pro forma basis without the prior written consent of the Bank (which consent will not be unreasonably withheld), provided that Borrower demonstrates pro forma for any such acquisitions that Borrower will be in compliance with the Financial Maintenance Covenants set forth herein.

3.

Notwithstanding Section 8.9, Borrower may (i) issue an equity interest in Borrower to the extent such issuance is upon the exercise of an option by a participant under Borrower’s Employee Stock Purchase Plan and Borrower’s 1993 Stock Option Plan (collectively, the “Option Plans”), (ii) issue additional options for common stock of the Borrower pursuant to the Option Plans; provided, however, that at no time until the payment in full of the Loan and all other amounts owing to Bank under the Loan Documents shall the aggregate number of authorized shares of Borrower for the Option Plans exceed or differ from the aggregate number of such shares at the time of Closing.

D.	Financial Maintenance Covenants (Article IX).

1. Quick Ratio. A ratio of (i) unrestricted cash and equivalents plus Net Accounts Receivables to (ii) Current Liabilities of at least 1.25 to 1.00.

2. Tangible Net Worth. Tangible Net Worth of at least $5,000,000. For purposes of this Attachment, “Tangible Net Worth” means the total of Shareholders’ Equity less Intangibles.

E.	Additional Definitions

“Accounts” means accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper  (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

“Borrowing Base” means an amount equal to 75% of Eligible Accounts (and 65% of Eligible Accounts owed by debtors in the United Kingdom), as determined by Bank with reference to the most recent Borrowing Base Report delivered by Borrower.

“Borrowing Base Report” means the certification delivered to Bank by Borrower at the times required under this Loan Agreement or such other times as Bank may request. The report shall contain such information as may be requested by Bank, including, among other things, information relative to Borrower’s Eligible Accounts and Eligible Inventory. The report shall be certified by an authorized officer of Borrower and shall be in a format acceptable to Bank.

“Current Assets” means as of any applicable date, only those assets of Borrower that may, in the primary course of business, be converted into cash within a period of one year from such date, but excluding (a) amounts due from employees, officers, shareholders or directors of Borrower, (b) prepaid expenses for services or supplies that are not purchased for sale, and (c) amounts due from Affiliates or Subsidiaries of Borrower.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding credit extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

“Eligible Accounts” means Accounts of the Borrower and its UK Subsidiary in which Borrower has the right to grant a security interest, that are in existence and have arisen in the ordinary course of Borrower’s business and that comply with all of Borrower’s representations and warranties to Bank set forth in this Agreement and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days’ prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:  (i) the portion of Accounts outstanding more than ninety (90) days after the billing date; (ii) all amounts due from any Affiliate, except Borrower’s UK Subsidiary, (iii) bad or doubtful Accounts, (iv) Accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) amount of all holdback, contra account or rights of setoff on the part of any Account, debtor, or (vi) any Account which the Bank has previously advised to be ineligible.  Concentration and Cross-Aged Account will also be deemed ineligible unless agreed to by the Bank. “Concentration” means Accounts in excess of 25% of the total Eligible Accounts.  A portion of the Concentration Account will be deemed eligible to the extent that the eligible portion does not exceed 25% of the total Accounts Receivable.  “Cross-Age” means those Accounts with 25% or more of its total outstanding balance over 90 days from invoice date.

“Eligible Inventory” means, as applied to any person, goods, as defined under Article 9 of the Uniform Commercial Code in effect from time to time in the State of Georgia, which are owned and held for sale by that person in the ordinary course of that person’s business and in which the Bank has a perfected security interest, but excludes the following, unless otherwise specifically approved in writing as being eligible by Bank:  (i) goods held for lease; (ii) goods that are to be furnished under a contract of service; (iii) raw materials; (iv) work in process; (v) materials used or consumed in that person’s business; (vi) farm products; (vii) goods which have been held for sale by that person for a period of 90 or more days; (viii) damaged, broken, flawed, imperfect, inoperable, discounted, returned, repossessed or reclaimed goods; (ix) goods held for sale to an Affiliate or a Subsidiary; (x) goods being sold by others on “sale or return” or under some other consignment arrangement with that person; (xi) goods of another being sold on consignment by that person; (xii) goods located outside of the borders of the United States of America; (xiii) goods located in the borders of the United States of America but in the possession of someone else without that person having appropriate warehouse receipts or other negotiable documentation evidencing a valid bailment and the ownership of the goods by that person; and (xiv) goods which are subject to a lien or security interest in favor of someone other than Bank, whether a superior lien or security interest or an inferior lien or security interest.

“Intangibles” means goodwill, patents, trademarks, trade names, organization expense, unauthorized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, but excluding capitalized software costs.

“Postponed Debt” means the total Indebtedness that is fully postponed and subordinated, on terms satisfactory to the Bank, to the obligations owing to the Bank.

“Shareholders’ Equity” means the total of (i) share capital (excluding redeemable preferred shares and treasury stock), (ii) contributed surplus, (iii) retained earnings and (iv) Postponed Debt.